EXHIBIT 99.1

VAALCO ANNOUNCES CONVERSION OF IFC CREDIT FACILITY

TO TERM LOAN

HOUSTON – July 6, 2016 – VAALCO Energy, Inc. (NYSE: EGY) today announced that it has executed an amended and restated loan agreement with the International Finance Corporation (IFC), the lender under the Company’s credit facility, to convert the existing  $15 million balance under the revolving facility to a term loan.   The new agreement provides for quarterly principal and interest payments through June 30, 2019 at a rate of LIBOR plus 5.75%.  The loan is secured by VAALCO’s offshore Gabon assets and related inventory.

The Company has the option to request to draw up to an additional $5 million from the IFC between now and December 31, 2016, with any such drawn amounts to be amortized through June 30, 2018. Quarterly principal payments on the entire term loan, including the $15 million converted amount, will begin after any additional funds are drawn, or VAALCO makes a determination it has no need for the additional funding; interest is paid quarterly throughout the entire term of the loan.    All covenants under the agreement remain substantially the same except that the net debt to EBITDAX limitation has been raised from three times EBITDAX to five times EBITDAX through the end of 2016, and then reverts back to three times effective for the quarter ending March 31, 2017. There are no semi-annual redeterminations required under the new fixed term agreement.

Steve Guidry, the Company’s Chief Executive Officer, commented: “We are very pleased with our new arrangement with the IFC which provides us increased certainty and financial flexibility.  One of the goals in our ongoing strategic review process was to evaluate alternative financing options available to us. This mutually beneficial arrangement with the IFC serves as our first step in meeting that objective.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. The Company's properties and exploration acreage are located primarily in Gabon, Equatorial Guinea and Angola in West Africa.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for liquidity and capital resources, future drilling, completion, workover and other operations and activities. All statements, other than statements of historical facts, included in this release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include expected capital expenditures, future drilling plans, prospect evaluations, liquidity, negotiations with governments and third parties, expectations regarding processing facilities, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and other reports filed with the SEC. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact

Al Petrie

Investor Relations Coordinator

713-543-3422